Exhibit 3.1

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State	JEFFERY LANDERFELT Deputy Secretary for Commercial Recordings

THE GREAT SEAL OF THE STATE OF
ALL FOR OUR COUNTRY
NEVADA

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

June 23, 2015

Job Number:	C20150623-1142
Reference Number:	00004657937-71
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150281775-38	Amendment	2 Pages/1 Copies

Respectfully, /s/ BARBARA K. CEGAVSKE BARBARA K. CEGAVSKE Secretary of State
Certified By: Christal Shirley
Certificate Number: C20150623-1142
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carolina Street Garden city, Nevada 89701-4201 (776) 664-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.386 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(PURSUANT TO NRS 78.365 AND 78.390 – After Issuance of Stock)

1.	Name of corporation

Brazil Minerals, Inc.

2.	The articles have been amended as follows (provide article numbers, if available)

In Section 3, the number of shares the corporation is authorized to issue shall be amended to read as follows:

(See attached continuation page made a part hereof by reference)

3.
The vote by which the stockholder holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:      51%

4.	Effective date and time of filing: (optional) Date: July 6, 2015 Time: 12:01 A.M.
(must not be later than 60 days after the certificate is filed)

5.	Signature (required)

/s/ Marc Fogassa
Signature of Officer
*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote.  In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class of series affected by the amendment regardless to limitation or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.  This form must be accompanies by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
BRAZIL MINERALS, INC.

(Continued)

"The total number of shares of Common Stock that the corporation shall have authority to issue is four billion (4,000,000,000) shares, par value $.001 per share.  The total number of shares of Preferred Stock that the corporation shall have authority to issue is ten million (10,000,000) share, par value $.001 per share.  The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof.  The voting powers, designations, preferences, limitations, restrictions, and relative, participating optional and other rights, and the qualification, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant hereto.